Exhibit 99.1 - Joint Filer Information
Designated Filer: Campbell Soup Company.
Issuer & Ticker Symbol: Snyder's-Lance, Inc. (LNCE)
Date of Event Requiring Statement: December 18, 2017

Joint Filers:
1. Name: Campbell Soup Company.
Address: One Campbell Place
Camden, New Jersey 08103

2. Name: Twist Merger Sub.
Address: One Campbell Place
Camden, New Jersey 08103